FOR IMMEDIATE RELEASE
September 27, 2019

CONTACT:
Amy Randolph
217.365.4049
amy.randolph@busey.com

First Busey Corporation Names Karen Jensen to Board of Directors

Champaign, IL – First Busey Corporation (NASDAQ: BUSE) has announced the appointment of Karen Jensen as an independent director of the board of directors effective September 25, 2019. Her appointment brings the board to 11 members. As a director of Busey Bank since March 2018 and South Side Trust & Savings Bank since June 2011, Mrs. Jensen has extensive experience serving as a director of financial institutions.

Mrs. Jensen, P.E., is President & Chief Executive Officer of Farnsworth Group, Inc. (“Farnsworth”), a national full-service engineering, architecture and survey firm.  Farnsworth was founded in central Illinois more than a century ago and has enjoyed steady growth both organically and through acquisitions. Today, Farnsworth has more than 525 employees located in a nationwide network of 22 offices and is ranked as one of the nation’s top design firms (Engineering News-Record) with a client base that ranges from small municipalities to the federal government and Fortune 100 companies. Farnsworth also recently earned its fourth consecutive Great Places to Work certification by the Great Place to Work Institute.

Mrs. Jensen is a registered Professional Engineer, earning her Bachelor of Science in Civil Engineering from the University of Nebraska, with Tau Beta Phi and Chi Epsilon honors and a Master of Business Administration from Illinois State University with Beta Gamma honors. Prior to joining Farnsworth in 2002, Mrs. Jensen served as President of Environmental Science & Engineering, a national environmental engineering consulting company and as Industry President and General Manager at AFFINA Corporation.

Mrs. Jensen has been involved in leadership roles for numerous corporate, professional and community organizations. She currently serves as the Chairperson of the Metropolitan Airport Authority of Peoria, an appointment made jointly by five area State Legislators. Mrs. Jensen also serves on the Board of Directors for Farnsworth Group, FTD Solutions LLC, the Peoria Riverfront Museum, the Peoria Downtown Development Corporation and served as past President of the OSF HealthCare Saint Francis Medical Center Community Advisory Board.

Corporate Profile
As of June 30, 2019, First Busey Corporation (Nasdaq: BUSE) was a $9.61 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, with total assets of $7.66 billion as of June 30, 2019, is headquartered in Champaign, Illinois and has 44 banking centers serving Illinois, 13 banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Through its Busey Wealth Management division, Busey Bank provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of June 30, 2019, assets under care were approximately $7.47 billion. Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Bank was named among Forbes’ 2019 Best-In-State Banks—one of five in Illinois and 173 from across the country, equivalent to 2.8% of all banks. Best-In-State Banks are awarded for exceptional customer experiences as determined by a survey sample of 25,000+ banking customers who rated banks on trust, terms and conditions, branch services, digital services and financial advice.

TheBANK of Edwardsville, a wholly-owned bank subsidiary of First Busey Corporation, with total assets of $1.95 billion as of June 30, 2019, is headquartered in Edwardsville, Illinois and has 19 banking centers.  Through its Wealth Management division, TheBANK of Edwardsville provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of June 30, 2019, assets under care were approximately $1.50 billion.

For more information about us, visit busey.com.

CONTACTS:
Jeffrey Jones, CFO                                            Amy Randolph, EVP & Chief of Staff
First Busey Corporation                                  First Busey Corporation
(217) 365-4500                                                    (217) 365-4500
jeff.jones@busey.com                                     amy.randolph@busey.com